As filed with the Securities and Exchange Commission on September 22, 2003
Registration No. 333-108028

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4

to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMIS Holdings, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	3674	51-0309588
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2300 Buckskin Road

Pocatello, ID 83201
(208) 233-4690
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

The Corporation Trust Company

1209 Orange Street
Wilmington, DE 19801
(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Alan F. Denenberg, Esq. Davis Polk & Wardwell 1600 El Camino Real Menlo Park, CA 94025 (650) 752-2000	Kris F. Heinzelman, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, NY 10019 (212) 474-1000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.    ☐

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

     This Amendment No. 4 is being filed solely for the purpose of filing Exhibits 1.1, 4.2, 5, 10.6 and 10.8. No changes have been made to the preliminary prospectus constituting Part I of the Registration Statement or Items 13, 14, 15 or 17 of Part II of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

      The following table sets forth the various expenses, other than the underwriting discounts and commissions, payable by us in connection with the sale and distribution of the securities being registered. All amounts shown are estimates, except the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. filing fee and the Nasdaq National Market application fee.

Securities and Exchange Commission registration fee	$46,518
NASD filing fee	30,500
Nasdaq National Market application fee	5,000
Blue sky qualification fees and expenses	30,000
Printing and engraving expenses	300,000
Legal fees and expenses	800,000
Accounting fees and expenses	400,000
Transfer agent and registrar fees	50,000
Miscellaneous expenses	337,982

Total	$2,000,000

Item 14.	Indemnification of Directors and Officers

      Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to AMIS Holdings, Inc. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

      Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit.

      Article 8 of AMIS Holdings, Inc.’s Amended and Restated Certificate of Incorporation to be effective on closing of the offering provides that a director of AMIS Holdings, Inc. shall not be liable to AMIS Holdings, Inc. or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law. In addition, Article 8 of AMIS Holdings, Inc.’s Amended and Restated Certificate of Incorporation provides that each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director of AMIS Holdings, Inc. or is or was serving at the request of AMIS Holdings, Inc. as a director of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by AMIS Holdings, Inc. to the fullest extent permitted by Delaware law. The right to indemnification conferred in Article 8 also includes the right to be paid by AMIS Holdings, Inc. the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware law.

      Article 8 of AMIS Holdings, Inc.’s Amended and Restated Certificate of Incorporation to be effective on closing of the offering provides that AMIS Holdings, Inc. shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of AMIS Holdings, Inc., or is or was serving at the request of AMIS Holdings, Inc. as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not AMIS Holdings, Inc. would have the power to indemnify him against such liability under Delaware law.

      We also entered into indemnification agreements with our directors and officers. The indemnification agreements provide indemnification to our directors and officers under certain circumstances for acts or omissions which may not be covered by directors’ and officers’ liability insurance. We have also obtained directors’ and officers’ liability insurance, which insures against liabilities that our directors or officers may incur in such capacities.

Shareholders’ Agreement

      Section 5.05 of the amended and restated shareholders’ agreement to be effective upon the completion of this offering provides that AMIS Holdings, Inc. will indemnify and hold harmless each of persons (together, the “Shareholders”) holding securities covered by a registration statement, their officers, directors, employees, partners and agents and each person, if any, who controls such Shareholder within the meaning of Section 15 of the Securities Act of 1933 or Section 20 of the Exchange Act of 1934 from and against any and all losses, claims, damages and liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the registrable securities (as amended or supplemented if AMIS Holdings shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission so made based upon information furnished in writing to AMIS Holdings, Inc. by such Shareholders or on such Shareholders’ behalf expressly for use therein, provided that, with respect to any untrue statement or omission or alleged untrue statement or omission made in any preliminary prospectus, or in any prospectus, as the case may be, this indemnity shall not apply to the extent that any such loss, claim, damage, liability or expense results from the fact that a current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) was not sent or given to the person asserting any such loss, claim, damage, liability or expense at or prior to the written confirmation of the sale of the registrable securities concerned to such person if it is determined that AMIS Holdings, Inc. has provided such prospectus to such Shareholders and it was the responsibility of such Shareholders to provide such person with a current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) and such current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) would have cured the defect giving rise to such loss, claim, damage, liability or expense. AMIS Holdings, Inc. also agreed to indemnify any underwriters of the registrable securities, their officers and directors and each person who controls such underwriters on substantially the same basis as that of the indemnification of the Shareholders provided in the Shareholders’ Agreement.

Item 15.	Recent Sales of Unregistered Securities

The Units Financing

      In June 2002, we raised aggregate gross proceeds of $75.0 million by issuing and selling Units consisting of an aggregate of 75,000 shares of Series C Preferred Stock and warrants exercisable for 9,184,850 shares of its Class A Common Stock to affiliates of each of Francisco Partners and CVC pursuant to the exemption from SEC registration provided by Section 4(2) of the Act. We contributed the net proceeds of the units financing to AMI Semiconductor, Inc. for the purpose of funding the MSB acquisition. A portion of the net proceeds of the offering of the senior subordinated notes was used to redeem the Series C Preferred Stock. The total redemption price paid by us in connection with the redemption of the Series C Preferred Stock was approximately $80.8 million.

Senior Subordinated Notes

      In January 2003, we issued and sold $200.0 million aggregate principal amount of 10 3/4% senior subordinated notes due 2013 to certain initial purchasers pursuant to the exemption from SEC registration provided under Section 4(2) of the Act. The initial purchasers resold the senior subordinated notes to qualified institutional buyers pursuant to Rule 144A of the Act and to offshore accounts pursuant to Regulation S of the Act. In connection with that sale, we entered into a registration rights agreement with the initial purchasers of the senior subordinated notes in which we agreed to complete an exchange offer for the senior subordinated notes. Pursuant to the registration rights agreement, we offered to exchange $200.0 million aggregate principal amount of our new 10 3/4% senior subordinated notes due 2013, the issuance of which were registered under the Act, for a like aggregate principal amount of our privately placed senior subordinated notes. On June 25, 2003, the registration statement on Form S-4 was declared effective, and on August 4, 2003, we completed the exchange offer.

Stock Options and Shares Issuable upon Exercise of Stock Options

      From time to time we issued stock options and shares of our Series A Redeemable Preferred Stock, Series B Redeemable Preferred Stock and our Class A Common Stock upon the exercise of stock options granted under our Amended and Restated 2000 Equity Incentive Plan prior to the time we became subject to the reporting requirements of the Exchange Act. These securities were issued in transactions exempt from the registration requirements of the Act in reliance on Rule 701 of the Act. Our Amended and Restated 2000 Equity Incentive Plan is a written compensatory benefit plan for the benefit of our employees and directors.

Item 16.	Exhibits and Financial Statement Schedules

Exhibit
No.	Document

1.1	Form of Underwriting Agreement
3.1	Amended and Restated Certificate of Incorporation of AMIS Holdings, Inc.*
3.2	Form of Restated Certificate of Incorporation of AMIS Holdings, Inc. to be effective upon closing of the offering**
3.3	By-Laws of AMIS Holdings, Inc.*
3.4	Form of Amended and Restated By-Laws of AMIS Holdings, Inc. to be effective upon closing of the offering**
4.1	Indenture dated as of January 29, 2003 among AMI Semiconductor, Inc., AMIS Holdings, Inc., AMI Acquisition LLC, AMI Acquisition II LLC and J.P. Morgan Trust Company, N.A.*
4.2	Form of Certificate of Common Stock, par value $0.01 per share, of AMIS Holdings, Inc.
5	Opinion of Davis Polk & Wardwell
10.1	Credit Agreement dated as of December 21, 2000 among the Company, AMIS Holdings, Inc. (formerly named AMI Holdings, Inc.), the lenders party thereto and Credit Suisse First Boston Corporation, as Collateral Agent and Administrative Agent (the “Credit Agreement”)*
10.2	Global Assignment and Acceptance and Amendment dated as of February 20, 2001 relating to the Credit Agreement*
10.3	Amendment No. 2, Waiver and Agreement dated as of February 6, 2002, relating to the Credit Agreement*
10.4	Amendment No. 3, Waiver and Agreement dated as of May 2, 2002, relating to the Credit Agreement*
10.5	Amendment No. 4, Waiver and Agreement dated as of September 6, 2002, relating to the Credit Agreement*

Exhibit
No.	Document

10.6	Form of Amended and Restated Credit Agreement among AMI Semiconductor, Inc, AMIS Holdings, Inc., the lenders party thereto and Credit Suisse First Boston, as Administrative Agent and Collateral Agent to be effective upon closing of the offering
10.7	Amended and Restated Employment Agreement dated as of August 15, 2001 by and between AMIS Holdings, Inc. and Christine King**
10.8	Form of Amended and Restated Shareholders’ Agreement among AMIS Holdings, Inc. and the holders named therein to be effective upon closing of the offering
10.9	Supply Agreement between STMicroelectronics, N.V. and AMI Semiconductor Belgium BVBA dated June 26, 2002*
10.10	Form of warrant held by each of FP-McCartney, L.L.C., Citigroup Venture Capital Equity Partners, L.P., CVC/ SSB Employee Fund, L.P. and CVC Executive Fund LLC, Natasha Foundation and Merchant Capital, Inc. to purchase shares of common stock of AMIS Holdings, Inc.*
10.11	Form of warrant held by Japan Energy Electronic Materials, Inc. (formerly known as Japan Energy Corporation) to purchase shares of common stock of AMIS Holdings, Inc.*
10.12	Agreement dated May 8, 2002 between AMI Semiconductor Belgium BVBA, AMI Semiconductor, Inc. and STMicroelectronics NV for the acquisition of the business of the Mixed Signal Division of Alcatel Microelectronics*
10.13	Professional Services Agreement dated June 26, 2002 by and between AMI Semiconductor, Inc. and STMicroelectronics NV*
10.14	Professional Services Agreement dated June 26, 2002 by and between AMI Semiconductor, Inc. and STMicroelectronics NV*
10.15	Advisory Agreement dated December 21, 2000 by and between AMI Holdings, Inc., AMI Spinco, Inc. and Francisco Partners GP, LLC*
10.16	Advisory Agreement dated December 21, 2000 by and between AMI Holdings, Inc., AMI Spinco, Inc. and TBW LLC*
10.17	Amended and Restated AMIS Holdings, Inc. 2000 Equity Incentive Plan to be effective upon closing of the offering**
10.18	Form of Indemnification Agreement for directors and executive officers of AMIS Holdings, Inc.**
10.19	Appendix to the Minutes of the General Shareholders’ Meeting regarding the Appointment of Mr. Walter Mattheus in the Office of Compensated Director of AMI Semiconductor Belgium BVBA dated June 26, 2002*
10.20	Assignment and Assumption Agreement dated June 26, 2002 between STMicroelectronics NV and AMI Semiconductor, Inc.; Assignment and Assumption Agreement dated June 26, 2002 between Alcatel Microelectronics N.V. and AMI Semiconductor, Inc.*
10.21	AMIS Holdings, Inc. 2003 Employee Stock Purchase Plan to be effective upon closing of the offering**
10.22	Form of Amendment No. 1 to the Advisory Agreement filed as Exhibit 10.15 hereto to be effective upon closing of the offering**
10.23	Form of Amendment No. 1 to the Advisory Agreement filed as Exhibit 10.16 hereto to be effective upon closing of the offering**
21	Direct and Indirect Subsidiaries of AMIS Holdings, Inc.*
23.1	Consent of Davis Polk & Wardwell (contained in their opinion filed as Exhibit 5)
23.2	Consent of Ernst & Young LLP, independent auditors**
23.3	Consent of Deloitte & Partners Bedrijfsrevisoren, independent auditors**
23.4	Consent of LECG, LLC**
24	Power of Attorney**

*	Incorporated by reference to the Registrant’s Form S-4 (No. 333-103070).

**	Previously filed.

Item 17.	Undertakings

      (a) The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

      (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under “Item 14 — Indemnification of Directors and Officers” above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (c) The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, AMIS Holdings, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pocatello, State of Idaho, on September 22, 2003.

AMIS HOLDINGS, INC.

By:	/s/ BRENT JENSEN

Name: Brent Jensen

Title:	Chief Financial Officer, Senior Vice President and Secretary

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Christine King	Chief Executive Officer, President and Assistant Secretary (Principal Executive Officer)

* Brent Jensen	Chief Financial Officer, Senior Vice President and Secretary (Principal Financial and Accounting Officer)

* Dipanjan Deb	Director

* Thomas Epley	Director

* Christine King	Director

Signature	Title	Date

* David M. Rickey	Director

* Paul C. Schorr, IV	Director

* Tomohiro Shibata	Director

* David Stanton	Director

* James A. Urry	Director

* Gregory Williams	Director

*	Signed by attorney-in-fact.

EXHIBIT INDEX

Exhibit
No.	Document

1.1	Form of Underwriting Agreement
3.1	Amended and Restated Certificate of Incorporation of AMIS Holdings, Inc.*
3.2	Form of Restated Certificate of Incorporation of AMIS Holdings, Inc. to be effective upon closing of the offering**
3.3	By-Laws of AMIS Holdings, Inc.*
3.4	Form of Amended and Restated By-Laws of AMIS Holdings, Inc. to be effective upon closing of the offering**
4.1	Indenture dated as of January 29, 2003 among AMI Semiconductor, Inc., AMIS Holdings, Inc., AMI Acquisition LLC, AMI Acquisition II LLC and J.P. Morgan Trust Company, N.A.**
4.2	Form of Certificate of Common Stock, par value $0.01 per share, of AMIS Holdings, Inc.
5	Opinion of Davis Polk & Wardwell
10.1	Credit Agreement dated as of December 21, 2000 among the Company, AMIS Holdings, Inc. (formerly named AMI Holdings, Inc.), the lenders party thereto and Credit Suisse First Boston Corporation, as Collateral Agent and Administrative Agent (the “Credit Agreement”)*
10.2	Global Assignment and Acceptance and Amendment dated as of February 20, 2001 relating to the Credit Agreement*
10.3	Amendment No. 2, Waiver and Agreement dated as of February 6, 2002, relating to the Credit Agreement*
10.4	Amendment No. 3, Waiver and Agreement dated as of May 2, 2002, relating to the Credit Agreement*
10.5	Amendment No. 4, Waiver and Agreement dated as of September 6, 2002, relating to the Credit Agreement*
10.6	Form of Amended and Restated Credit Agreement among AMI Semiconductor, Inc., AMIS Holdings, Inc., the lenders party thereto and Credit Suisse First Boston, as Administrative Agent and Collateral Agent to be effective upon closing of the offering
10.7	Amended and Restated Employment Agreement dated as of August 15, 2001 by and between AMIS Holdings, Inc. and Christine King**
10.8	Form of Amended and Restated Shareholders’ Agreement among AMIS Holdings, Inc. and the holders named therein to be effective upon closing of the offering
10.9	Supply Agreement between STMicroelectronics, N.V. and AMI Semiconductor Belgium BVBA dated June 26, 2002*
10.10	Form of warrant held by each of FP-McCartney, L.L.C., Citigroup Venture Capital Equity Partners, L.P., CVC/ SSB Employee Fund, L.P. and CVC Executive Fund LLC, Natasha Foundation and Merchant Capital, Inc. to purchase shares of common stock of AMIS Holdings, Inc.*
10.11	Form of warrant held by Japan Energy Electronic Materials, Inc. (formerly known as Japan Energy Corporation) to purchase shares of common stock of AMIS Holdings, Inc.*
10.12	Agreement dated May 8, 2002 between AMI Semiconductor Belgium BVBA, AMI Semiconductor, Inc. and STMicroelectronics NV for the acquisition of the business of the Mixed Signal Division of Alcatel Microelectronics*
10.13	Professional Services Agreement dated June 26, 2002 by and between AMI Semiconductor, Inc. and STMicroelectronics NV*
10.14	Professional Services Agreement dated June 26, 2002 by and between AMI Semiconductor, Inc. and STMicroelectronics NV*
10.15	Advisory Agreement dated December 21, 2000 by and between AMI Holdings, Inc., AMI Spinco, Inc. and Francisco Partners GP, LLC*
10.16	Advisory Agreement dated December 21, 2000 by and between AMI Holdings, Inc., AMI Spinco, Inc. and TBW LLC*

Exhibit
No.	Document

10.17	Amended and Restated AMIS Holdings, Inc. 2000 Equity Incentive Plan to be effective upon closing of the offering**
10.18	Form of Indemnification Agreement for directors and officers of AMIS Holdings, Inc.**
10.19	Appendix to the Minutes of the General Shareholders’ Meeting regarding the Appointment of Mr. Walter Mattheus in the Office of Compensated Director of AMI Semiconductor Belgium BVBA dated June 26, 2002*
10.20	Assignment and Assumption Agreement dated June 26, 2002 between STMicroelectronics NV and AMI Semiconductor, Inc.; Assignment and Assumption Agreement dated June 26, 2002 between Alcatel Microelectronics N.V. and AMI Semiconductor, Inc.*
10.21	AMIS Holdings, Inc. 2003 Employee Stock Purchase Plan to be effective upon completion of the offering**
10.22	Form of Amendment No. 1 to the Advisory Agreement filed as Exhibit 10.15 hereto to be effective upon closing of the offering**
10.23	Form of Amendment No. 1 to the Advisory Agreement filed as Exhibit 10.16 hereto to be effective upon closing of the offering**
21	Direct and Indirect Subsidiaries of AMIS Holdings, Inc.*
23.1	Consent of Davis Polk & Wardwell (contained in their opinion filed as Exhibit 5)
23.2	Consent of Ernst & Young LLP, independent auditors**
23.3	Consent of Deloitte & Partners Bedrijfsrevisoren, independent auditors**
23.4	Consent of LECG, LLC**
24	Power of Attorney**

*	Incorporated by reference to the Registrant’s Form S-4 (No. 333-103070).

**	Previously filed.